#538461053_v2 CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Riley Exploration Permian, Inc. to our report dated January 16, 2026, with respect to estimates of reserves and future net revenue of Riley Exploration Permian, Inc., as of December 31, 2025 and to the use of the name Ryder Scott Company therein. RYDER SCOTT COMPANY LP By: Ryder Scott Company LP Denver, Colorado May 14, 2026